Exhibit 99.1

NEWS RELEASE

Travelport Announces Date for its 2015 Annual General Meeting

Langley, UK. March 20, 2015: Travelport (NYSE: TVPT), a leading Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry, today announced June 11, 2015 as the date for the Company’s 2015 Annual General Meeting of Shareholders (the “Annual Meeting”). The exact time and location will be specified in the Company’s proxy statement related to the Annual Meeting. The Board of Directors has established April 17, 2015 as the record date for determining shareholders entitled to vote at the Annual Meeting.

Pursuant to applicable Securities and Exchange Commission rules and the Company’s bye-laws, the deadline for the submission of proposals to be included in the Company’s proxy materials, or for director nominations or other business to be brought before the Annual Meeting by a shareholder, is the close of business on April 10, 2015. Written notice for any such proposals, nominations or other business must be received by the Company at its principal executive office (Travelport Worldwide Limited, Attention: General Counsel or Secretary, Axis One, Axis Park, Langley, Berkshire, United Kingdom SL3 8AG) by the close of business on April 10, 2015.

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About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry.  With a presence in over 170 countries, over 3,400 employees and 2014 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.
•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK.  The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Travelport Contacts

Investors:
Majid Nazir
Vice President, Investor Relations
Tel: +44 (0)1753 288 857
majid.nazir@travelport.com

Media:
Kate Aldridge
Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com